Exhibit 99.4 - Core terms of the Saturn IQ Exclusive License & Royalty agreement

License Agreement Core Terms :

1.
Exclusive, irrevocable, worldwide, transferable license, with the right to sublicense, to practice the methods and to make, have made, use, offer to sell, sell, distribute, import, export, and sell for export in connection with the Licensee’s business the IP.

2.	The Licensee has the right to invest in the development of the IP and receive license fee (royalty) discounts accordingly.

3.	The term of the License shall be 20 years from the date of the agreement with renewable rights thereafter.

4.	The licensed IP covers all Saturn IQ IP and Products including IQ Confidential and its Protection Technology

5.	Royalties are payable as below with a minimum of GBP5,000 per month and subject to the discounts for IP development.

(i)	In relation to the existing IQ Confidential email product, the Licensee shall pay a royalty of 7.5% (seven and one half percent) of Net Sales.

(ii)	In relation to the Saturn encryption and digital rights management technology, the Licensee shall pay a royalty of 2.5% (two and one half percent) of Net Sales.

6.	Transfer of Ownership of the IP

The Licensee shall take all future responsibility for investment into and development of the IP. In recognition of the gradual increase in Licensee-provided content, the ownership of the IP shall transfer to the Licensee at a transfer rate of 20% per year following the signing of this agreement subject to a maximum ownership of 95%.